EXHIBIT 10.10

AWARD NOTICE
AND
INCENTIVE STOCK OPTION AGREEMENT

     THIS AWARD NOTICE AND INCENTIVE STOCK OPTION AGREEMENT (“Agreement”) is effective as of the Date of Grant of the Option (as described below) by and between Interstate Bakeries Corporation, a Delaware corporation (“IBC”), and                    an employee of IBC or a Subsidiary of IBC (the “Optionee”).

     Terms which are used in this Agreement that have not been defined have the definitions provided in IBC’s 1996 Stock Incentive Plan (the “Plan”) in effect as of the date of this Agreement. A copy of the Plan is available upon request from IBC.

1.	Award Notice

The Optionee has been granted by IBC, subject to the terms and conditions of the Plan and the terms and conditions of this Agreement, the right and option to purchase from IBC all or any part of the following (the “Option”);

shares of Common Stock of IBC (the “Shares”)
Exercise Price: $ per share (the “Exercise Price”)
Date of grant:

The Option may be exercised in accordance with the following schedule (unless terminated or accelerated as described below):

The Option May Be
Exercised With Respect
to the Following
On or After This Date	Number of Shares

, 200_
, 200_
, 200_

The Option shall expire as of 11:59 p.m. on (the “Option Expiration Date”), such date being ten (10) years from the Date of Grant (unless previously terminated or to the extent previously exercised).

2.	Tax Treatment

This Option is intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and qualify as an “incentive stock option.”

However, Section 422 of the Code limits the value of Option Shares which can be granted to an Optionee and receive favorable tax treatment as an incentive stock option. Accordingly, if as a result of any acceleration of vesting under Section 6 of this Agreement, the Option first becomes exercisable for more than $100,000 worth of Common Stock (determined as of the Date of Grant) in any calendar year, only the first $100,000 worth of Common Stock (based on its Fair Market Value at the Date of Grant) will be treated as incentive stock options under Code Section 422 and the remainder will be treated as nonqualified stock options.

3.	Option Exercise Procedure

To exercise the Option the Optionee must notify IBC, prior to the expiration or termination of this Option, of his or her desire to exercise the Option or deliver to IBC a written Notice of Election to Exercise Option (either such method being referred to as the “Notice”). IBC will confirm the Notice and the Fair Market Value of the Shares on the date of exercise (the date of exercise being the date that IBC receives the Notice, or as soon thereafter as practicable) in correspondence to the Optionee. The Notice must be accompanied by payment (as described below in Section 4) of the Exercise Price for the Shares with respect to which the Option is being exercised, together with payment of any necessary withholding taxes.

4.	Payment of the Exercise Price

The Exercise Price shall be paid, at the election of the Optionee (a) in cash, or by check, bank draft or money order payable to the order of IBC; (b) in shares of previously acquired Common Stock, duly endorsed and free of any restrictions and encumbrances; or (c) in any combination of (a) or (b). If Common Stock is to be used to pay the Exercise Price pursuant to paragraphs (b) or (c) above, then such Common Stock must have been owned by the Optionee for at least six (6) months.

5.	Restrictions on Transfer

The Optionee is not permitted to sell, transfer, assign, pledge, or encumber this Option, except for transfer by will or the laws of descent and distribution. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option, or to subject the Option to execution, attachment or similar process, except as permitted in this Section 5, shall be void and ineffective, shall give no right to any purported transferee, and may, at the discretion of the Committee, result in the Option being forfeited.

6.	Other Option Conditions

(a)	If the Optionee retires from his or her employment with IBC or a Subsidiary of IBC on or after attaining age 60 but before the Option Expiration Date, this Option shall fully vest and the Option may be exercised by the Optionee within the period ending on the first to occur of (A) the date which is three months following the retirement date or (B) the Option Expiration Date.

(b)	If the Optionee’s employment with IBC or a Subsidiary of IBC is terminated on account of the elimination of the Optionee’s position by IBC or a Subsidiary of IBC, this Option shall fully vest and the Option may be exercised by the Optionee within the period ending on the first to occur of (A) the date which is three months following the termination of employment or (B) the Option Expiration Date.

(c)	If the Optionee’s employment with IBC or a Subsidiary of IBC is terminated before the Option Expiration Date for any reason other than (i) retirement on or after age 60 of the Optionee, (ii) the elimination of the Optionee’s position by IBC or a Subsidiary of IBC, (iii) death of the Optionee, (iv) the “disability” (as defined in Section 22(e)(3) of the Code) of the Optionee or (v) on account of any act of fraud, intentional misrepresentation, embezzlement, misappropriation, or conversion of assets or opportunities of IBC or any of its Subsidiaries (in which case the Option, regardless of the extent to which it is otherwise exercisable, shall be completely and immediately cancelled pursuant to the Plan), then the Option may be exercised to the extent the Optionee was entitled to exercise such Option at the date of termination, within a period ending on the earlier to occur of (A) the date which is three months following the termination of employment, provided that such three month period shall be extended to one year following the termination of the Optionee’s employment where the Optionee dies within three months of termination of employment, or (B) the Option Expiration Date. Any Option or portion thereof not yet exercisable at the date of termination shall be immediately cancelled on such date of termination.

(d)	If the Optionee dies before the Option Expiration Date and is employed by IBC or a Subsidiary of IBC at the time of death, this Option shall fully vest and the Option may be exercised within a period of one year following the date of death (if otherwise prior to the Option Expiration Date), by the executor or the administrator of the estate of the Optionee, or by the person or persons who shall have acquired the Option directly from the Optionee by bequest or inheritance.

(e)	In the event of the termination of the Optionee’s employment because of the “disability” (as defined in Section 22(e)(3) of the Code) of the Optionee, this option shall fully vest and the Option may be exercised within a period ending on the earlier to occur of (A) the date which is twelve months following the termination of employment, or (B) the Option Expiration Date.

(f)	Upon the occurrence of a Change of Control Event, this Option, to the extent it has not previously been cancelled or exercised, shall fully vest and shall be deemed to be exercised in full and, without any action on the Optionee’s part, IBC, its successor or the entity instituting the Change of Control Event, as the case may be, shall purchase the remaining Shares subject to the Option at a purchase price equal to either (i) the difference between the aggregate Exercise Price and the aggregate price per share to be paid on the Shares subject to the

Option in the merger or consolidation which caused the Change of Control Event or (ii) the difference between the aggregate Exercise Price and the Fair Market Value of the Shares subject to the Option on the date of the Change of Control Event, as applicable. Immediately upon the occurrence of a Change of Control Event, this Option shall terminate regardless of whether or not the Optionee is entitled to a payment pursuant to the foregoing formula.

7.	Miscellaneous

(a)	The Committee may allow the Optionee to pay the amount of taxes required by law to be withheld as a result of the exercise of the Option (i) in cash, or by check, bank draft or money order payable to the order of IBC, or (ii) by allowing the Optionee to deliver to IBC, shares of Common Stock having a Fair Market Value, on the date of payment, equal to the amount of such required withholding taxes. To the extent the Optionee fails to satisfy the above withholding obligation, IBC shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to the Optionee, any such withholding taxes.

(b)	The Optionee shall have no rights as a shareholder with respect to any shares of Common Stock subject to this Option prior to the date of issuance to him of a certificate for such shares.

(c)	The Optionee agrees to be bound by all of the terms and provisions of the Plan. The terms of the Plan as it presently exists, and as it may hereafter be amended, are deemed incorporated herein by reference, and any conflict between the terms of this Agreement and the terms and provisions of the Plan shall be resolved by the Committee, whose determination shall be final and binding on all parties. In general, and except as otherwise determined by the Committee, the provisions of the Plan shall be deemed to supersede the provisions of this Agreement to the extent of any conflict between the Plan and this Agreement.

(d)	Any notice hereunder to IBC shall be addressed to it at Interstate Bakeries Corporation, Compensation Committee, 12 East Armour Blvd., Kansas City, Missouri 64111, Attention: Corporate Secretary. Any notice hereunder to the Optionee shall be addressed to him or her at the address set forth below, subject to the right of either party at any time hereafter to designate in writing a different address.

(e)	The Committee may at any time unilaterally amend the terms and conditions pertaining to the Option, provided, however, that any such amendment which is adverse to the Optionee shall require the Optionee’s written consent. Any other amendment of this Agreement shall require a written agreement executed by both parties.

     IN WITNESS WHEREOF, IBC has caused this Agreement to be executed by its duly authorized officer and the Optionee has executed this Agreement to be effective as of the effective date of the Option.

INTERSTATE BAKERIES CORPORATION

By:

ACCEPTED AND AGREED TO:

By:

Optionee

Address:

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